Exhibit 5.1

Nicole C. Brookshire

+1 617 937 2357

nbrookshire@cooley.com

December 16, 2019

Millendo Therapeutics, Inc.

110 Miller Avenue, Suite 100

Ann Arbor, Michigan 48104

Re:          Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Millendo Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 3,248,452 shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), including (a) 2,919,872 shares of Common Stock (the “EIP Shares”) pursuant to the Millendo Therapeutics, Inc. 2019 Equity Incentive Plan (the “EIP”), (b) 133,580 shares of Common Stock (the “ESPP Shares”) pursuant to the Millendo Therapeutics, Inc. 2019 Employee Stock Purchase Plan (the “ESPP”) and (c) an aggregate of 195,000 shares of Common Stock issuable under new hire inducement stock option awards granted by the Company on April 23, 2019 and August 19, 2019 (the “Inducement Shares”), pursuant to the terms of stock option grant notices and nonstatutory stock option agreements (such agreements, together with the EIP and the ESPP, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, the Plans and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the EIP Shares, the ESPP Shares and the Inducement Shares, when sold and issued in accordance with their respective Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable.

Cooley LLP   500 Boylston Street   Boston, MA   02116-3736

t: (617) 937-2300  f: (617) 937-2400  cooley.com

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Nicole C. Brookshire
Nicole C. Brookshire